SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CS FINANCING CORPORATION)

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

CS Financing Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.
That the name of this corporation is hereby changed from CS Financing Corporation to “True North Finance Corporation,” and that this corporation was originally incorporated pursuant to the General Corporation Law on August 19, 2005 under the name CS Financing Corporation.

2.
That the Board of Directors and shareholders duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is hereby changed from CS Financing Corporation to True North Finance Corporation (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801 and in the County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 151,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 50,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

B.	COMMON STOCK

1.
General.  The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.	Series. The Common Stock shall be divided and issued in two (2) series and shall be designated as follows:

(a)
1,000,000 shares of the authorized and unissued Common Stock of the Corporation are hereby designated “Series A Common Stock” with the rights, preferences, powers, privileges and restrictions, qualifications and limitations enumerated herein.

(b)
150,000,000 shares of the authorized and unissued Common Stock of the Corporation are hereby designated “Series B Common Stock” with the rights, preferences, powers, privileges and restrictions, qualifications and limitations enumerated herein.  All shares of Common Stock heretofore authorized or currently outstanding shall be designated Series B Common Stock.

(c)	When used herein, the term “Common Stock” when not preceded by “Series A” or “Series B” shall collectively mean both Series A Common Stock and Series B Common Stock.

3.
Voting.  The holders of Series A Common Stock are entitled to seven votes for each share of Series A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) for every three shares of Series B Common Stock issued and outstanding by the Corporation.   For example, if the Corporation has issued 30,000,000 Series B Common Shares, holders of Series A Common Shares are entitled to 70,000,000 votes as a class or 70 votes per share. Holders of Series B Common Stock are entitled to one vote for each share of Series B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).  No person entitled to vote at an election for directors may cumulate votes.

C.	PREFERRED STOCK

1.	General. Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations enumerated herein.

2.
Redemption.  The Corporation shall have the right to redeem, at any time, Preferred Shares at the stated rate of $1,000.00 per share (“Stated Rate”).  At a minimum, however, the Corporation shall make redemption payments pursuant to Section 4.

3.
Cumulating Dividend.  Holders of Preferred Stock shall be entitled to an annual cumulating dividend equal to $120.00 per share based on Stated Rate.  Quarterly payment of the cumulating dividend, if any, shall be made pursuant to Section 4.  To the extent such dividend is not paid in cash on a quarterly basis it shall accrue for payment at a future date but in no event shall any holder of Common Stock receive a dividend until the holders of Preferred Shares have received all cumulating dividends in arrears and such Preferred Shares are redeemed in full.

4.
Redemption and Dividend Payments.  The holders of shares of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends and/or redemptions payable in cash on the first day of May, August, November and February in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, in an amount per share (rounded to the nearest cent) equal to one divided by the total number of Preferred Shares outstanding multiplied by fifty percent (50%) of the Corporation’s net operating after tax income, as determined by the Corporation, using generally accepted accounting principles consistently applied.  To the extent such payment exceeds the cumulative dividend accrual, it shall be construed as a redemption payment pursuant to Section 2.  For example, if the dividends in arrears for one Preferred Share are $240.00 per share and the Preferred Shareholder receives a quarterly payment of $740.00, the Corporation will have effectively redeemed one-half (1/2) of a Preferred Share.

5.
Cumulating Dividend Accrual.  Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

6.	Voting Rights. The holders of shares of Preferred Stock shall have the following voting rights:

6.1	Each share of Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the preferred shareholders of the Corporation.

6.2	The holders of shares of Preferred Stock shall vote only on matters submitted to a vote of the preferred shareholders of the Corporation.

6.3	Holders of Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

7.
Redeemed Shares. Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, including pursuant to Section 2, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, or by the Board of Directors of the Corporation, or as otherwise required by law.

8.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

8.1
Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to stated value plus accumulated but unpaid dividends.  If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection the holders of shares of Preferred Stock shall share ratably, based on number of Preferred Shares owned, in any distribution of the assets available for distribution.

8.2
Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

9.
Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the preferences, rights or powers of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least one-half (1/2) or more of the outstanding shares of Preferred Stock, voting separately as a single class.

10.
Fractional Shares. Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Participating Preferred Stock.

11.
Waiver of Terms of Preferred Stock.  Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least one-half (1/2) of the Preferred Stock then outstanding.

12.
Notices.  Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The following indemnification provisions shall apply to the persons enumerated below.

1.
Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.
Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article or otherwise.

3.
Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.
Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.
Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.
Non-Exclusivity of Rights.  The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.
Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.
Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article.

9.
Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH:  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of the capital stock of the Corporation or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH:  In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

*  *  *

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

That this Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation have been executed by a duly authorized officer of this corporation on this 23 day of June, 2009.

By: /s/ Timothy Redpath
Timothy R. Redpath
Chief Executive Officer